QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.6

SEAN T. PROSSER (CA SBN 163903)
TYSON E. MARSHALL (CA SBN 222488)
MORRISON & FOERSTER LLP
12531 High Bluff Drive, Suite 100
San Diego, California 92130-2040
Telephone: (858) 720-5100
Facsimile: (858) 720-5125
sprosser@mofo.com

JORDAN ETH (CA SBN 121617)
DOROTHY L. FERNANDEZ (CA SBN 184266)
MORRISON & FOERSTER LLP
425 Market Street
San Francisco, California 94105-2482
Telephone: (415) 268-7000
Facsimile: (415) 268-7522
jeth@mofo.com

Attorneys for Nominal Defendant WIRELESS FACILITIES,
INC.; Individual Defendants THOMAS A. MUNRO, DANIEL
STOKELY, ERIC DEMARCO, DAVID A. GARRISON,
FRANKIE FARJOOD, DAVID LEE, WILLIAM A. OWENS,
BANDEL CARANO, JAMES R. EDWARDS, SCOTT FOX,
DEANNA H. LUND, ANDREW M. LEITCH, LAURA
SIEGAL, NAOMI D. WHITACRE, GEORGE
WOZENCRAFT, and WILLIAM MAZILLY; and Specially
Appearing Defendants FARZAD GHASSEMI, GREGORY
JACOBSEN, SCOTT I. ANDERSON, SCOT JARVIS, and
WILLIAM HOGLUND

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF CALIFORNIA

IN RE WIRELESS FACILITIES, INC.,	Case No. 04-CV-1663 JAH (NLS)
DERIVATIVE LITIGATION
STIPULATION AND AGREEMENT OF SETTLEMENT OF DERIVATIVE CLAIMS
This Document Relates to:
ALL ACTIONS.

        This Stipulation and Agreement of Settlement of Derivative Claims ("Stipulation"), to be effective as of January 5, 2010, is made and entered into pursuant to Rule 23.1 of the Federal Rules of Civil Procedure. This Stipulation contains the terms of a settlement (the "Settlement") among Settling Defendants and Plaintiffs(1), for themselves and derivatively on behalf of Kratos Defense & Security Solutions, Inc. (formerly known as Wireless Facilities, Inc.) ("Kratos" or the "Company"), in connection with In re Wireless Facilities, Inc. Derivative Litigation, Master File No. 04-CV-1663 JAH (NLS) (the "Federal Action"), currently pending in this Court, and In re Wireless Facilities, Inc. Derivative Litigation, GIC 834253 (the "State Action"), currently pending in the Superior Court of the State of California, County of San Diego (collectively, the "Derivative Actions").

(1)
Unless otherwise defined herein, capitalized words or terms have the meaning as set forth below in the "Definitions" section.

        The Stipulation is intended by the Settling Parties to fully, finally, and forever resolve, discharge, and settle the Released Claims and the Derivative Actions upon and subject to the terms and conditions hereof and subject to the approval of the Court.

I.     THE DERIVATIVE ACTIONS

        On August 4, 2004, Kratos announced, following an extensive analysis of its contingent tax liabilities, its intention to restate its financial statements for fiscal years ended 2000 through 2003 to accrue for certain foreign tax contingencies. Kratos preliminarily estimated an aggregate increase of expenses between $10 and $12 million for those three years. Kratos also announced that it would consider other adjustments related to issues identified as immaterial in prior years.(2)

(2)
On September 20, 2004, Kratos filed its FY:03 Form 10-K/A, which detailed the announced restatement. In the restatement, Kratos made an approximately $11 million adjustment for tax contingencies, in line with its August 4, 2004 estimate, as well as additional adjustments totaling approximately $30 million over the three-year period.

        The day after the Company's August 4 announcement, and roughly a month before it released further details of the restatement, the first of fourteen lawsuits—ten federal securities class actions, two federal derivative actions, and two state derivative actions—was filed. The ten securities class actions were subsequently consolidated into a single action before this Court—In re Wireless Facilities, Inc. Securities Litigation, Master File No. 04-CV-1589 JAH (NLS) (S.D. Cal) (the "2004 Federal Class Action").(3) Similarly, in 2005 the two federal derivative lawsuits, brought separately by Federal Plaintiffs Michael Roth and Rosario Pedicini, were consolidated into the Federal Action. The two state derivative lawsuits, brought separately by State Plaintiffs Mary Beth Joseph and Robert Casden, were consolidated into the State Action.(4)

(3)
On September 3, 2008, this Court preliminarily approved settlement of the 2004 Federal Class Action. On January 13, 2009, following a motion by the parties, this Court granted final approval of the proposed settlement terms, issued its final judgment on the matter, and entered an order dismissing the case with prejudice.

(4)
Prior to any response by the defendants to the State Action, the matter was stayed (and remains so) by the San Diego Superior Court pending resolution of the Federal Action.

        In March 2005, Federal Plaintiffs filed their Consolidated Verified Shareholder Derivative Complaint ("Consolidated Complaint") against sixteen current or former officers, directors, and employees of Kratos.(5) Federal Plaintiffs alleged that these individuals failed to properly account for foreign tax contingencies, failed to exercise appropriate oversight, engaged in unlawful insider trading, and breached their fiduciary duties to the Company. Federal Plaintiffs asserted eight causes of action in their original Consolidated Complaint, which were related to the Company's announcement that it would restate its financial statements for fiscal years 2000 to 2003. The claims were also related to Federal Plaintiffs' allegation that the defendants knew about material misstatements in the Company's accounting.

(5)
In addition, Kratos was named as a nominal defendant.

        In May 2005, six of the individual defendants named in the Consolidated Complaint—Messrs. Gregory ("Jacobsen"), Farzad Ghassemi ("Ghassemi"), William Hoglund ("Hoglund"), Scott I. Anderson ("Anderson"), Scot Jarvis ("Jarvis"), and William Owens ("Owens")—filed a motion to dismiss for lack of personal jurisdiction. The other individual defendants moved to dismiss the Consolidated Complaint for failure to allege adequately the elements of the causes of action. Additionally, Kratos moved to dismiss based on Federal Plaintiffs' purported failure to either make a pre-suit demand or plead with particularity why demand was excused. The Company also moved for a temporary stay pending resolution of the 2004 Federal Class Action. At the request of this Court, in March 2006, all of the defendants withdrew their respective motions without prejudice so that the Court could first determine its jurisdiction over the Specially Appearing Defendants.

        Federal Plaintiffs deposed and propounded interrogatories upon those defendants who moved to dismiss for lack of personal jurisdiction. On March 20, 2007, the Court granted the motion as to Messrs. Jacobsen, Ghassemi, Hoglund, Anderson, and Jarvis, dismissing them from the case. However, the Court determined that it had jurisdiction over Mr. Owens.

        On March 12, 2007, Kratos announced that it was conducting an internal investigation into its historical stock option grant practices going back to 1998. Kratos also announced that it had identified some option "grants issued between 1998 and 2003 that require[d] further review because their historical measurement dates appear[ed] incorrect and [were] expected to result in adjustments affecting previously issued financial statements." The announcement stated that it was likely that Kratos would restate its financial statements for fiscal years 2000 to 2005.

        On March 27, 2007, two weeks after the Company's public announcement that it was conducting the internal stock option review, Federal Plaintiffs filed their Verified Consolidated Amended Shareholder Derivative Complaint for violations of California Corporations Code, Breach of Fiduciary Duty, Abuse of Control, Gross Mismanagement, Waste of Corporate Assets, Unjust Enrichment, Violations of the Sarbanes-Oxley Act of 2002, Accounting, Recission and Constructive Trust ("Amended Complaint") against all of the individuals originally named in the prior Consolidated Complaint, including those previously dismissed for lack of jurisdiction. Federal Plaintiffs also added nine new defendants, including William Mazilly ("Mazilly"), who asserted that he was a resident of Louisiana.

        The Amended Complaint contains the original financial reporting and accounting allegations regarding the 2004 restatement and added new allegations that certain defendants "backdated" or "springloaded" employee stock option grants so that the options were granted at less than fair market value. Federal Plaintiffs asserted five new causes of action in the Amended Complaint, each relating to the Company's announcement that it was conducting an internal investigation into its stock option grant practices.(6)

(6)
In April 2007, purported Kratos stockholder Eamen Hameed filed a federal derivative complaint purportedly on behalf of Kratos and against a subset of the same current and/or former officers and directors named in the Federal and State Actions—Hameed v. Tayebi, No. 07-CV-0680 BTM (RBB) (S.D. Cal.) (the "Hameed Action"). The Hameed Action arose from Kratos' March 2007 announcement that it was conducting the internal stock option review and alleged that certain defendants allowed company insiders to backdate stock option grants, so that stock options were priced below fair market value on the day they were actually granted, and that as a result, Kratos' relevant U.S. Securities and Exchange Commission ("SEC") filings were false and misleading. On August 18, 2008, Hameed voluntarily dismissed the Hameed Action pursuant to Federal Rule of Civil Procedure 41(a). Additionally, in November 2007, a consolidated federal class action securities lawsuit—In re Wireless Facilities, Inc. Securities Litigation II, Master File No. 07-CV-00482-BTM (NLS) (S.D. Cal.) (the "2007 Federal Class Action")—was filed in this Court, alleging that Kratos backdated or springloaded employee stock option grants. On September 3, 2008, this Court preliminarily approved settlement of the 2007 Federal Class Action. On December 19, 2008, this Court granted final approval of the proposed settlement terms, issued its final judgment on the matter, and entered an order dismissing the case with prejudice.

        On July 2, 2007, the five defendants previously dismissed for lack of personal jurisdiction, joined now by Mr. Mazilly, moved to dismiss the Amended Complaint on the ground that the Court still lacked jurisdiction over them despite the new stock option allegations. Again, the remaining defendants were not required to respond to the Amended Complaint until the Court determined the jurisdictional issues. Federal Plaintiffs opposed the motion to dismiss on September 25, 2007.

        On February 26, 2008, the Court granted the jurisdictional motion to dismiss as to the previously-dismissed defendants. However, the Court determined that it had jurisdiction over Mr. Mazilly. Federal Plaintiffs subsequently moved the Court, pursuant to Federal Rule of Civil Procedure 54(b), for certification and entry of final judgment of the Court's February 2008 Order so that Federal Plaintiffs might appeal the Order to the Ninth Circuit Court of Appeals. The defendants to the Federal Action took no position with respect to Federal Plaintiffs' Rule 54(b) motion, but instead requested that in the event the Court granted the motion and certified the jurisdictional Order, that the Court stay all proceedings in the matter unrelated to personal jurisdiction pending the appeal.

        On July 10, 2008, the Court granted Federal Plaintiffs' motion for certification, but held that a stay of all unrelated proceedings was premature at that time. On August 12, 2008, Federal Plaintiffs filed a notice of appeal of the jurisdictional order.

        On August 25, 2008, in an effort to resolve the Derivative Actions, the Settling Parties mediated the matters before Judge Daniel Weinstein (Ret.) of JAMS. While a settlement agreement was not reached during the mediation, the Settling Parties, along with the assistance of the mediator, continued to pursue extensive good-faith settlement negotiations. In addition, certain of the Settling Parties participated in further in-person meetings with the mediator in February 2009. While a settlement agreement was not reached following the February 2009 meetings, the Settling Parties, along with the assistance of the mediator, continued to pursue additional extensive good-faith settlement negotiations. In October 2009, the Settling Parties agreed in principle to settle the Derivative Actions on terms set forth in this Stipulation and subject to Court approval.

II.    PLAINTIFFS' CLAIMS AND BENEFITS OF SETTLEMENT

        Plaintiffs believe that the claims asserted in the Derivative Actions have merit. However, Plaintiffs' Counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Derivative Actions on behalf of Kratos through at least one appeal and potentially through trial. Plaintiffs' Counsel have conducted an investigation of the claims asserted in the Derivative Actions, including research of publicly available information and review of certain documents requested by and provided to Plaintiffs' Counsel by Kratos and certain defendants. Plaintiffs' Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Derivative Actions, as well as the difficulties and delays inherent in such litigation. Plaintiffs' Counsel also are mindful of the inherent problems of proof of, and possible defenses to, the causes of action asserted in the Derivative Actions. Plaintiffs' Counsel believe that the Settlement set forth in this Stipulation confers substantial benefits upon, and is in the best interest of, Kratos, its shareholders, and Plaintiffs.

III.  SETTLING DEFENDANTS' DENIAL OF WRONGDOING AND LIABILITY

        The Settling Defendants have denied and continue to deny each and all of the claims and contentions alleged in the Derivative Actions. The Individual Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them or any of them arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Derivative Actions. The Individual Defendants also have denied and continue to deny, inter alia: (i) that they violated the federal securities laws, violated state law, or breached their fiduciary duties; (ii) the allegations that Kratos has suffered damage; (iii) that the price of Kratos securities was artificially inflated by reason of alleged misrepresentations, non-disclosures, or otherwise; (iv) that Kratos was harmed by any of the conduct alleged in the Derivative Actions; and (v) that a majority of the Board of Kratos was not independent and disinterested during the relevant periods.

        Nonetheless, the Settling Defendants have concluded that further conduct of the Derivative Actions would be protracted, expensive, and distracting to themselves, Kratos, and its management, and that it is desirable and beneficial to them that the Derivative Actions be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation, in order to limit further expense, inconvenience, and distraction, and to dispose of the burden of protracted litigation. The Settling Defendants have also taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like these Derivative Actions. Kratos has determined that it is in its best interest to enter into this Stipulation because Kratos will receive substantial benefits from the agreed-upon Settlement.

IV.    TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

        NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Plaintiffs (on behalf of themselves and derivatively on behalf of Kratos), nominal defendant Kratos, and the Individual Defendants, by and through their respective counsel or attorneys of record, that, subject to the approval of the Court, the Derivative Actions and the Released Claims shall be finally and fully compromised, settled, and released, and the Derivative Actions shall be dismissed with prejudice as to the Settling Parties, upon and subject to the terms and conditions of the Stipulation, as follows:

        1.    Definitions

        As used in this Stipulation, the following terms have the meanings specified below:

        1.1   "Court" means the United States District Court for the Southern District of California.

        1.2   "Current Kratos Stockholders"—for purposes of publication of the Summary Notice of Pendency and Settlement of Derivative Actions and the Notice of Pendency and Settlement of Derivative Actions—means all record and beneficial owners of Kratos capital stock of all classes and series on the date the Stipulation is executed.

        1.3   "D&O Insurers" means Kratos' applicable director and officer liability coverage insurance providers.

        1.4   "Effective Date" means the first date by which all of the events and conditions specified in ¶8.1 of this Stipulation have been met and have occurred.

        1.5   "Federal Plaintiffs" means Rosario Pedicini and Michael Roth.

        1.6   "Fees and Expenses Payment" means the payment of Plaintiffs' Counsels' attorneys' fees and expenses as contemplated by ¶¶5.1-5.3 of the Stipulation.

        1.7   "Final" means the latest of: (a) the date of final affirmance on an appeal of the Judgment, the expiration of the time for a petition for or a denial of a writ of certiorari to review the Judgment and, if certiorari is granted, the date of final affirmance of the Judgment following review pursuant to that grant; (b) the date of final dismissal of any appeal from the Judgment or the final dismissal, denial or withdrawal of any proceeding on certiorari to review the Judgment; or (c) if no appeal is filed, the expiration date of the applicable time to file a notice of appeal from the Judgment.

        1.8   "Independent Director" means a member of Kratos' Board of Directors (the "Board") that: (a) has not been employed by the Company or its subsidiaries or affiliates within the last three calendar years; (b) has not received, during the current calendar year or any of the three immediately preceding calendar years, remuneration, other than de minimis remuneration, as a result of service as or compensation paid to an entity affiliated with an individual who serves as an advisor, consultant, or legal counsel to the Company or to a member of its senior management, except for such compensation received in his or her capacity as a director of the Company;(7) (c) has no personal service contract(s) with the Company, or with any member of its senior management; (d) is not a current executive officer of a customer of the Company; (e) is not a director, trustee, or officer with a not-for-profit entity that receives significant contributions from the Company; (f) during the current calendar year or any of the three immediately preceding calendar years, has not had any business relationship with the Company for which the Company has been required to make disclosure under Regulation S-K of the Securities and Exchange Commission, other than for service as a director or for which relationship no more than de minimis remuneration was received in any one such year; provided, however, that the need to disclose any relationship that existed prior to a director joining the Board shall not in and of itself render the director non-independent; (g) is not employed by a public company at which an executive officer of the Company is a member of such other company's compensation committee; (h) has not had any of the relationships described above, with any controlled affiliate of the Company; and (i) is not a member of the immediate family of any person who fails to satisfy the criteria described above.

(7)
A director is deemed to have received remuneration (other than as a director, including remuneration provided to a non-executive Chairman of the Board or Committee Chairman) if remuneration, other than de minimis remuneration, was paid by the Company, its subsidiaries or affiliates, to any entity, in which the director has a beneficial ownership interest of 5% or more, or to an entity by which the director is employed or self-employed other than as a director. Remuneration is deemed de minimis if such remuneration is less than $60,000 in any calendar year, or if such remuneration is paid to an entity, it: (i) did not for the calendar year exceed the lesser of $1 million, or 5% of the gross revenues of the entity; and (ii) did not directly result in a material increase in the compensation received by the director from that entity.

        1.9   "Individual Defendants" means Masood Tayebi, Thomas A. Munro, Terry M. Ashwill, Daniel G. Stokely, Eric Demarco, David A. Garrison, Frankie Farjood, Massih Tayebi, David Lee, William A. Owens, Bandel L. Carano, James R. Edwards, Scott Fox, Deanna H. Lund, Andrew M. Leitch, Laura Siegal, Naomi D. Whitacre, William Bradford Weller, George Wozencraft, and William Mazilly. "Individual Defendants" includes Specially Appearing Defendants Farzad Ghassemi, Gregory Jacobsen, Scott I. Anderson, Scot Jarvis, and William Hoglund.(8)

(8)
In March 2007 and again in February 2008, the Court dismissed Specially Appearing Defendants Gregory Jacobsen, Farzad Ghassemi, William Hoglund, Scott Anderson, and Scot Jarvis from the Federal Action for lack of personal jurisdiction. Federal Plaintiffs subsequently moved the Court, pursuant to Federal Rule of Civil Procedure 54(b), for certification and entry of final judgment of the Court's February 2008 Order dismissing the non-residents for lack of personal jurisdiction. On July 10, 2008, the Court granted Federal Plaintiffs' motion for certification. On August 12, 2008, Federal Plaintiffs filed their Notice of Appeal of the February 2008 Order. Due to the ongoing efforts to resolve this matter, and under the direction and supervision of the assigned Ninth Circuit mediator, Federal Plaintiffs have not yet filed their opening appellate brief. By entering into this Stipulation, the Specially Appearing Defendants do not waive, and explicitly reserve, any argument that they might have or that they have made that California federal or state courts lack personal jurisdiction over them as to the Derivative Actions or any other matter. For purposes of this Stipulation, the Specially Appearing Defendants will waive personal jurisdiction for the limited purpose to effectuate the Settlement and Judgment.

        1.10 "Individual Defendant Releasees" means Individual Defendants and each of their past, present, or future directors, officers, employees, partners, insurers, co-insurers, reinsurers, principals, agents, controlling shareholders, attorneys, accountants or auditors, advisors, investment advisors, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related or affiliated entities, immediate family, and any trusts in which Individual Defendant Releasees, or any of them, are the settlors or which are for the benefit of any Individual Defendant Releasees and/or members of their/his/her immediate family, and any entities in which Individual Defendants, or any of them, have a controlling interest (directly or indirectly).

        1.11 "Judgment" means the Final Judgment and Order of Dismissal to be rendered by the Court, substantially in the form attached hereto as Exhibit A, or as modified pursuant to the written agreement of the Settling Parties.

        1.12 "Kratos" or the "Company" means nominal defendant Kratos Defense & Security Solutions, Inc. (formally known as Wireless Facilities, Inc.), a Delaware corporation with its principal place of business in San Diego, California, including any of its predecessors, successors, parents, subsidiaries, divisions, affiliates or related affiliates, and assigns.

        1.13 "Kratos' Counsel" means the law firm of Morrison & Foerster LLP.

        1.14 "Kratos Releasees," which does not include Individual Defendant Releasees, means Kratos and each of its past, present, or future directors, officers, employees, partners, insurers,(9) co-insurers, reinsurers, principals, agents, controlling shareholders, attorneys, accountants or auditors, advisors, investment advisors, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related or affiliated entities, immediate family, and any trusts in which the Kratos Releasees, or any of them, are the settlors or which are for the benefit of any Kratos Releasees and/or members of their/his/her immediate family, and any entities in which Kratos has a controlling interest (directly or indirectly).

(9)
In April 2009, Kratos commenced litigation against Federal Insurance Company ("Federal") for breach of contract, breach of implied warranty, tortious breach of the covenant of good faith and fair dealing, and declaratory relief—Kratos Defense & Security, Inc. v. Federal Insurance Co., 2:09-cv-03462-FMC-PJWx (C.D. Cal.). That case, which arose out of Federal's alleged wrongful refusal to cover defense costs and other losses suffered by Kratos resulting from several lawsuits and government investigations, including the Derivative Actions, is currently pending in the United States District Court, Central District of California. Notwithstanding this Stipulation, Kratos and its insurance carriers issuing policies for Kratos for the policy period of November 3, 2003 to November 3, 2004 do not waive or in any way release Federal, whether based on the litigation currently against it or otherwise, or any other insurance carrier issuing policies for Kratos for the period of December 3, 2006 to December 3, 2007, for any matter whatsoever.

        1.15 "Kratos Stockholders" means all past or present record and beneficial owners of Kratos capital stock of all classes and series through the date the Judgment become Final.

        1.16 "Person" means a natural person, individual, corporation, partnership, limited partnership, limited liability company, association, joint venture, joint venturer, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and, as applicable, their/its respective spouses, heirs, executors, administrators, predecessors, successors, representatives, or assignees.

        1.17 "Plaintiffs" collectively means Federal Plaintiffs Rosario Pedicini and Michael Roth, and State Plaintiffs Mary Beth Joseph and Robert Casden, individually and on behalf of their successors, spouses, heirs, executors, administrators, and assigns, and on behalf of Kratos.

        1.18 "Plaintiffs' Counsel" means the law firms of Robbins Umeda LLP and Faruqi & Faruqi, LLP. Plaintiffs' Counsel is Co-Lead Counsel for both State and Federal Plaintiffs in the Derivative Actions.

        1.19 "Plaintiff Releasees" means each of Plaintiffs and each of their past, present, or future directors, officers, employees, partners, insurers, co-insurers, reinsurers, principals, agents, controlling shareholders, attorneys, accountants or auditors, advisors, investment advisors, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related or affiliated entities, immediate family, and any trust of which any Plaintiff Releasees, or any of them, are the settlors or which is for the benefit of any Plaintiff Releasees and/or members of their/his/her immediate family, and any entity in which Plaintiffs, or any of them, have a controlling interest (directly or indirectly).

        1.20 "Released Claims" means any and all claims or causes of action, demands, rights, liabilities, suits, debts, obligations, and causes of action of every nature and description whatsoever, known or unknown (including Unknown Claims as defined herein), contingent or absolute, mature or unmature, discoverable or undiscoverable, whether concealed or hidden asserted derivatively on behalf of Kratos, or that could have been asserted directly by the Settling Parties, derivatively on behalf of Kratos, or by Kratos itself based upon, arising out of, or related to the allegations, facts, transactions, or claims in the Derivative Actions, and any claims in connection with, based upon, or arising out of, or relating to the Settlement.

        1.21 "Settlement" means the terms and conditions set forth in the Stipulation.

        1.22 "Settling Defendants" means Kratos and each of Individual Defendants.

        1.23 "Settling Parties" means Kratos, Plaintiffs (on behalf of themselves and Kratos), and each of Individual Defendants.

        1.24 "Specially Appearing Defendants" means dismissed defendants Farzad Ghassemi, Gregory Jacobsen, Scott I. Anderson, Scot Jarvis, and William Hoglund.

        1.25 "State Plaintiffs" means Mary Beth Joseph and Robert Casden.

        1.26 "Stipulation" means this Stipulation and Agreement of Settlement of Derivative Claims, including any recitals and/or exhibits attached hereto.

        1.27 "Unknown Claims" means any Released Claims that a Person, including Plaintiffs, may not know or suspect to exist in his, her, or its favor at the time of the release of Kratos and Individual Defendants which, if known by him, her or it, might have affected his, her, or its settlement and release, or might have affected his, her, or its decision not to object to this Settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, Plaintiffs, Kratos Stockholders, and Kratos shall waive and by operation of the Judgment shall have waived, the provisions, rights, and benefits of California Civil Code §1542, which provides:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        Plaintiffs, Kratos Stockholders, and Kratos shall expressly waive, and by operation of the Judgment shall have expressly waived, any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code §1542. Plaintiffs, Kratos Stockholders, and Kratos may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the Released Claims, but Plaintiffs, Kratos Stockholders, and Kratos shall expressly fully, finally, and forever settle and release and, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released, any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law, or rule, without regard to the subsequent discovery or existence of such different or additional facts. Plaintiffs acknowledge that the foregoing waiver was separately bargained for and a key element of the Settlement of which this release is a part.

2.     Return of Stock Options

        In connection with the Settlement of the Derivative Actions, the individuals identified immediately below agree to provide the following consideration to Kratos within thirty days from the date the Judgment become Final.

        2.1   Masood Tayebi and Massih Tayebi agree to forfeit, collectively, a total of 50,000 shares of Kratos stock to Kratos.

        2.2   Scott I. Anderson agrees to forfeit a total of 2,000 shares of Kratos stock to Kratos.

        2.3   Scot Jarvis agrees to forfeit a total of 2,000 shares of Kratos stock to Kratos.

        2.4   Farhad Farjood agrees to forfeit to Kratos any and all claims relating to 10,000 options to purchase shares of Kratos stock.

        2.5   To the extent that William Bradford Weller still owns or controls any options to purchase shares of Kratos stock, he agrees to forfeit to Kratos any and all claims relating to 10,000 options to purchase shares of Kratos stock, or all options to purchase shares of Kratos stock if Mr. Weller holds less than 10,000 options.

        2.6   To the extent that Thomas Munro still owns or controls any options to purchase shares of Kratos stock, he agrees to forfeit to Kratos any and all claims relating to 10,000 options to purchase shares of Kratos stock, or all options to purchase shares of Kratos stock if Mr. Munro holds less than 10,000 options.

        2.7   To the extent that Terry Ashwill still owns or controls any options to purchase shares of Kratos stock, he agrees to forfeit to Kratos any and all claims relating to 10,000 options to purchase shares of Kratos stock, or all options to purchase shares of Kratos stock if Mr. Ashwill holds less than 10,000 options.(10)

(10)
In negotiating the Settlement, the Settling Parties originally had agreed upon forfeitures of stock or options to purchase shares of Kratos stock in amounts equal to ten times, respectively, those amounts enumerated in ¶¶2.1-2.7 herein. In August 2009, however, Kratos announced that its Board had approved a 1-for-10 reverse split of its common stock, following approval by Kratos stockholders on June 4, 2009. The record date established for the reverse stock split was September 10, 2009. Proportional adjustments also were made to Kratos' stock options and other equity incentive awards, equity compensation plans, outstanding warrants and convertible notes. Accordingly, the amounts of stock or options to purchase shares of Kratos stock set forth in ¶¶2.1-2.7 herein reflect this 1-for-10 reverse split.

        3.    Corporate Governance Measures

        In full and final settlement of the Derivative Actions, the Kratos Board has agreed to adopt, or to maintain where already implemented, the corporate governance measures outlined below within thirty days from the date the Judgment becomes Final and will keep such measures in force and effect for a period of no less than four years from the date from the date the Judgment becomes Final, except as stated otherwise in ¶3.10(b) below. Kratos acknowledges that Plaintiffs' actions, including the institution and prosecution of the Derivative Actions, were a direct and material factor in the corporate governance policies that have been enacted since the filing of the Derivative Actions and were a material factor in the enactment of the measures that will be adopted within thirty days from the date the Judgment becomes Final. The various measures include:

        3.1    The Board of Directors

          (a)   The Board shall adopt a resolution that requires all directors, including the current Board, to attend annually at least one corporate governance class that is designed to keep corporate directors abreast of trends in governance and aware of their fiduciary, legal, and ethical responsibilities.

          (b)   The Board shall adopt the appropriate resolutions to implement the following corporate governance reforms:

              (i)  the Company's Board shall be increased by two Independent Directors within eighteen months from the date the Judgment becomes Final;

             (ii)  each director of the Company shall be elected to the Board by majority vote;

            (iii)  no individual member of the Board shall be the Chairman of more than one Board committee;

            (iv)  each director of the Company shall be required to certify in writing annually that he or she has received, read, and understands the guidelines for directors set forth in the Company's Code of Legal and Ethical Conduct;

             (v)  the performance of the Chairman of the Board shall be evaluated by the Board annually. Should the remaining directors determine that the Board Chairman is not sufficiently active or successful in providing meaningful leadership for the Board, he or she shall be replaced as the Chairman;

            (vi)  the Company's independent registered public auditing firm may not perform any consulting work for the Company, other than tax consulting work;

           (vii)  the Company's Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") shall be responsible for ensuring that the Company's revenue recognition policy, which conforms to the requirements of GAAP as currently in effect or as amended, is implemented and utilized throughout the Company. The CEO and CFO shall report to the Board on an annual basis regarding the implementation and operation of this policy. The CEO and CFO shall distribute the Company's revenue recognition policy to each such Company employee who records or reviews the recording of revenue and ensure that each such Company employee completes an employee training program concerning the Company's policy on revenue recognition. Any questions regarding that policy or training program, or the application of the policy, shall be directed to the Company's CFO, who shall inform the CEO; and

          (viii)  at each regularly scheduled Board meeting, the Company's CFO (or his or her designee) shall provide a report as to the Company's financial condition and prospects, including, but not limited to, a discussion of any material decreases in revenues and earnings, if any, management plans for ameliorating or reversing such negative trends and the success or failure of any such plans presented in the past.

        3.2    Responsibilities of the Independent Directors

          (a)   The Board shall adopt a resolution requiring that a majority of the members of the Board shall be Independent Directors.

          (b)   The Independent Directors shall meet separately from the rest of the Board on a quarterly basis.

        3.3    Board Committees

          (a)   The Board will re-institute its Nominating and Corporate Governance Committees consisting of no less than two Independent Directors to oversee the nomination of the additional director(s), and to implement and oversee appropriate corporate governance reforms.

          (b)   The Board's committees shall have standing authorization, in their own discretion, to retain legal or other advisors of their choice, who shall report directly to the Board or committee.

          (c)   The Bylaws of the Company shall be revised to include specific limits on outside board memberships. The CEO of the Company shall not participate on the board of directors of any more than one additional for-profit corporation (either publicly traded or privately held) for a period of two years,(11) and a majority of Independent Directors shall not serve on more than three boards of directors of publicly held companies, including the Company. Any CEO or other full-time senior corporate officer of another company serving on the Company's Board shall be limited to not more than two public company boards of directors in total, including the boards of directors of such person's own employer and the Company.

  (11)
  The CEO will be permitted to serve on the board of directors of not more than one additional company with advance consent of the Nominating and Corporate Governance Committee. In general, however, the CEO shall devote his or her full energies to running the Company.

        3.4    Compensation Committee

          (a)   The Company shall have a Compensation Committee Charter that expressly vests in the Compensation Committee the responsibility and obligation to:

              (i)  approve the Company's stock option grants, including the approval of employees and parties who are to receive stock option grants and the details of those option grants; and

             (ii)  prevent the granting, issuance, or approval of any stock options that have been or can be market-timed, backdated, or otherwise manipulated.

          (b)   The Compensation Discussion and Analysis written for the Company's annual Proxy Statement shall address efforts undertaken by the Compensation Committee to design and implement systems and controls to prevent the granting, issuance, and/or approval of market-timed, backdated, or manipulated stock option grants.

          (c)   The Compensation Committee shall not delegate its authority to grant stock options to a Stock Option Administrator unless the delegated Stock Option Administrator is a member of the Compensation Committee of the Board. If a Stock Option Administrator is delegated the authority to grant stock options, any stock option grant by the Stock Option Administrator must be approved by the entire Compensation Committee.

          (d)   The Compensation Committee shall select and retain an independent compensation consultant to provide advice and guidance to the Committee as needed. In addition, the consultant shall, at such times as requested by the Committee, conduct a comparative market study of the Company's executive compensation policies, practices, and procedures. This study shall be delivered to the Compensation Committee for its use in evaluating and revising, if necessary, the compensation structure for the Company's executives.

        3.5    Enhanced Internal Audit Function

          (a)   The Company shall implement and maintain an enhanced internal audit function. The Company's outside auditor shall not provide this service. The Internal Auditor, who shall be approved by the Board and report directly to the Audit Committee at least annually, shall review the Company's internal control environment. The Internal Auditor shall be responsible for devising an Internal Audit Plan for each fiscal year that will be presented to the Audit Committee.

          (b)   A written report shall be prepared for each internal audit performed describing the internal audit's findings, opinions, and recommendations, if any. These written reports shall be directed to the CEO, CFO, and the Audit Committee for review and, if necessary, remedial action.

        3.6    Audit Committee

          (a)   The Audit Committee shall use its best efforts to have at least two members with an accounting or financial management background. If an Audit Committee member possessing such accounting or financial background resigns, is terminated, or otherwise is removed from his or her directorship on the Audit Committee, the Board shall use its best efforts to replace such director within ninety days of his or her departure with another director that has an accounting or financial management background. These best efforts shall include the commencement of a search to locate an additional Board member with an accounting or financial management background.

          (b)   The Audit Committee shall have a charter which includes the following provisions:

              (i)  meetings to be held, among other times, prior to the commencement and prior to the completion of the annual audit;

             (ii)  each meeting shall include a meeting with appropriate Company management, followed by an executive session with no management present; and

            (iii)  each meeting shall have a written agenda.

          (c)   The Audit Committee's responsibilities shall include:

              (i)  meeting with the Company's independent registered public accounting firm concerning:

              (1)   the reliability of the Company's forward-looking statements contained in interviews with media agencies, investor conference calls, committee reports, quarterly and annual reports, proxy statements, and press releases disseminated by the Company; and

              (2)   the reliability of the Company's statements relating to internal financial control mechanisms contained in interviews with media agencies, investor conference calls, committee reports, quarterly and annual reports, proxy statements, and press releases disseminated by the Company.

             (ii)  meeting with management to ascertain the Company's primary business exposure risks; and

            (iii)  meeting with the Company's Internal Auditors at year-end regarding:

              (1)   the nature of the internal audit plan, including the effectiveness and continued use of the policies and procedures of the internal audit plan;

              (2)   the appropriate staffing levels for the internal audit function;

              (3)   whether the Company's financial reporting policies and practices are sufficiently transparent; and

              (4)   whether the Company's financial reporting policies and practices are unusually aggressive.

        3.7    Stock Option Granting Policies and Procedures

          (a)   The following stock-option related controls, that already have been implemented by the Company, will be maintained for a period of no less than four years from the date of entry of the Judgment:

              (i)  segregating certain responsibilities related to option granting and the execution of stock option exercise transactions, including, but not limited to, the Director of Financial Reporting being required to approve exercises and the Assistant Controller/Director of Financial Reporting being required to separately review all entries to the Company's Equity Edge database by the Stock Option Administrator;

             (ii)  documenting and assessing the design and operating effectiveness of key internal controls over the stock administration function;

            (iii)  establishing processes and procedures to increase communications between the stock administration, human resources, and accounting functions, including but not limited to, requiring communications between human resources and accounting/finance related to any separation agreement that might result in a modification of terms;

            (iv)  adding independent reviews and reconciliations of stock option activity separate from the stock administration function;

             (v)  establishing a consistent, formalized procedure for stock option award procedures including limiting the authority to approve stock option grants;

            (vi)  upgrading the equity tracking software program and system controls that support the processes and continuing to maintain the most current version of the option tracking software;

           (vii)  requiring and arranging for training for those employees who utilize the Company's equity tracking software program, as well as all those involved in the stock option granting process, to enhance awareness and understanding of legal, tax, and accounting implications;

          (viii)  requiring that only an employee independent of the stock administration function be allowed to communicate stock option exercise instructions to the Company's transfer agent;

            (ix)  requiring quarterly reconciliation of exercises according to transfer agent records versus exercises according to the Equity Edge database to identify any discrepancies;

             (x)  requiring approval by the Company's Compensation Committee during meetings rather than by use of Unanimous Written Consents;

            (xi)  requiring the development of an annual option granting plan and option granting matrix;

           (xii)  dissolving the Company's non-officer stock option committee; and

          (xiii)  the grant date of all stock options shall be the fifteenth trading day of the month after which they are approved.

          (b)   All stock option plans adopted by the Company shall clearly define the exercise price, grant date, and the fair market value of stock. The exercise price or value of any equity award shall be determined by fair market value of the Company's stock on the date of the grant. The fair market value of the Company's stock shall be the closing price (or closing bid, if no sales were reported) for a share of the Company's stock on such days as quoted by the exchange or over-the-counter market on which the stock is listed.

          (c)   Any and all stock option plans that permit market timing or backdating of stock options are void and shall be without force or effect.

          (d)   Any substitute stock option plan(s) adopted by the Company in the future must expressly prohibit market timing and backdating of stock options.

          (e)   Any stock option plans shall give the Compensation Committee the sole and exclusive power and duty to administer the Company's stock option plans.

          (f)    Any and all disclosure requirements concerning executive compensation and stock option grants, including the Sarbanes-Oxley Act of 2002 disclosure requirements, shall be followed by the Company.

          (g)   All requirements of the Internal Revenue Code as they relate to the granting, issuance, timing, pricing, and treatment of stock options shall be observed and followed by the Company.

          (h)   The substance of the following clauses shall be included in any current and/or subsequent equity incentive plan, whether subject to stockholder approval or not:

              (i)  The exercise price for each stock option grant shall be at least 100% of the fair market value on the date of the grant;

             (ii)  the Company shall give notice of the determination to each employee or consultant to whom a stock option is so granted as soon as reasonably practicable, but in no event shall such notice be given more than thirty days after the date of such grant; and

            (iii)  authority to grant stock option awards shall be limited to the full Board or the Compensation Committee, consisting of three or more independent directors, and shall not be delegated to any other person or body.

        3.8    Insider Trading Policy

        The Company shall adopt an Insider Trading Policy that provides as follows:

          (a)   The Insider Trading Policy shall specifically prohibit all Company directors, officers and employees from trading in Company securities while in possession of material, non-public information regarding the Company, including, but not limited to: (i) material, non-public information regarding actual or estimated results of operations and earnings; (ii) material, non-public proposals or agreements relating to mergers, acquisitions or divestitures; and (iii) material, non-public information regarding significant contracts, patents, or new product development.

          (b)   The Insider Trading Policy shall encourage all directors and Section 16 officers who wish to trade in Company securities to adopt a valid trading plan pursuant to SEC Rule 10b5-1, 17 C.F.R. § 240.10b5-1.

          (c)   The Insider Trading Policy shall require all other Company employees who wish to trade in Company securities to do so only within prescribed trading windows, to be established by the Board. All Company employees who have not adopted a valid Rule 10b5-1 trading plan shall be prohibited from trading in Company securities, except during open trading windows.

        3.9    Related-Party Transactions

          (a)   The Company shall maintain its policy entitled "Conflict of Interest and Related Party Transactions," which became effective on October 9, 2007.

          (b)   Any material changes to the Conflict of Interest and Related Party Transactions Policy may be made only with the approval of the Board.

        3.10    Additional Controls

          (a)   The following additional controls that already have been implemented by the Company will be maintained for a period of no less than four years from the date of entry of the Judgment:

              (i)  The Company shall continue to maintain its internal Contracts Administration Department, which has been established to ensure that complete contract files are maintained to support the project estimate-at-completion computation. This is accomplished using a database in which all relevant contract administration documents are maintained. As a part of the revised revenue recognition procedures, the database is accessed to update information needed in the period-end estimate-at-completion.

             (ii)  In conjunction with the Company's month-end and year-end closing procedures, the Company has implemented additional monitoring and review controls over its estimate-at-completion calculations, as well as its invoicing/customer billings procedures and its valuation of accounts receivable balances.

            (iii)  Shareholder Nominated Director Process. The Independent Directors shall consider and evaluate recommendations for director nominees proposed by a qualified stockholder. The stockholder must submit its director nominee recommendation to the Corporate Secretary in writing and provide the following information:

              (1)   a statement by the stockholder that: (i) the stockholder is the holder of at least 1% of the Company's capital stock; (ii) the stock has been held for at least one year prior to the date of the submission; and (iii) the stockholder will continue to hold the shares through the date of the annual stockholder meeting;

              (2)   the candidate's name, age, contact information, and current principal occupation or employment;

              (3)   a description of the candidate's qualifications and business experience during, at a minimum, the last five years, including the candidate's principal occupation or employment, and the name and principal business of any corporation or other organization in which the candidate was employed;

              (4)   the candidate's resume; and

              (5)   three references.

            (iv)  to be evaluated in connection with the Company's established procedures for evaluating potential director nominees, the qualifying stockholder must provide the stockholder's director nominee recommendation to the Company at least 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year's annual stockholder meeting.

          (b)   The Chairman of the Board must not simultaneously hold the position of CEO. Given the importance of finding an appropriate Chairman of the Board, the Company will have four years from the date the Judgment becomes Final to begin complying with this provision. This provision shall remain in effect for a period of no less than four years from the date on which the provision is first implemented.

        4.    Restriction of Voting Rights

        In connection with the Settlement of the Derivative Actions, Masood Tayebi and Massih Tayebi hereby agree that for a period of no less than three years from the date the Judgment becomes Final, they will not exercise any of the voting rights associated with any of the shares of Kratos stock that they personally own or that they control through any trust or other entity. Masood Tayebi and Massih Tayebi shall provide the Company with a signed certification each year stating that they did not exercise any of the voting rights associated with any of the shares they own or control and did not make any material recommendations to anyone exercising voting rights in Kratos stock with respect to the exercise of those rights.

        5.    Attorneys' Fees and Reimbursement of Expenses

        5.1   Subject to Court approval and in recognition of the benefits conferred on Kratos as a direct and material factor resulting from the Derivative Actions, Kratos agrees to pay and/or to cause its D&O Insurer(s) to pay to Plaintiffs' Counsel $2,000,000, based upon an agreement reached between and among Kratos and its D&O Insurer(s) concurrently with this Settlement, for Plaintiffs' Counsel's attorneys' fees and reimbursement of expenses. Kratos also agrees to cause its D&O Insurer(s) to pay to Kratos a substantial portion of past and anticipated future legal fees and related costs, incurred by Defendants' counsel in connection with the Derivative Actions based upon a separate agreement reached between and among Kratos and its D&O Insurer(s) concurrently with this Settlement. Plaintiffs' Counsel shall not seek a fee in excess of $2,000,000 and Kratos will not oppose a fee request by Plaintiffs' Counsel of $2,000,000. Kratos shall cause to be transferred to an account maintained by Plaintiffs' Counsel $2,000,000 within five business days of entry of the order preliminarily approving the Settlement and providing for notice to Current Kratos Stockholders of the hearing on this Settlement. The Fees and Expenses Payment is subject to the obligation of Plaintiffs' Counsel and their law firms (or their successors) to refund that amount plus interest thereon at the then-current ninety-day T-Bill rate, in the event of a reversal or modification on appeal or if the Effective Date does not occur. Said refund shall be paid to Kratos within ten business days of written notification of that event.

        5.2   In the event the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, or if the Judgment or the order awarding fees and expenses is reversed or modified on appeal, within ten business days after written notification of such event is sent by Kratos' Counsel to Plaintiffs' Counsel, the Fees and Expenses Payment (including any accrued interest), or portion thereof, shall be refunded by Plaintiffs' Counsel to Kratos in an amount consistent with such reversal or modification. Plaintiffs' Counsel, as a condition of receiving such fees and reimbursement of expenses, on behalf of itself and each of its partners and/or shareholders, agrees that the law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing the Stipulation. Without limitation, each such law firm and its partners and/or shareholders agree that the Court may, upon application of Kratos or Individual Defendants and on notice to Plaintiffs' Counsel, summarily issue orders, including but not limited to, judgments and attachment orders, and may make appropriate findings of or sanctions for contempt, against them or any of them should such law firm fail to timely repay the Fees and Expenses Payment it received.

        5.3   Plaintiffs' Counsel shall have sole responsibility for apportioning and distributing the Fees and Expenses Payment, and in no event shall Individual Defendants or Kratos have any obligations or liability with respect to that apportionment or distribution, and/or to any Person who may assert some claim thereto.

        5.4   Any order or proceedings relating to the Fees and Expenses Payment, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate, modify or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the settlement of the Action.

        5.5   Except as expressly provided for in ¶¶5.1-5.3 above, Plaintiffs and Plaintiffs' Counsel shall bear their own attorneys' fees and costs incurred in connection with the matters set forth in this Stipulation.

        6.    Preliminary Approval, Notice Orders, and Settlement Hearing

        6.1   Within thirty calendar days after the execution of this Stipulation, counsel for the Settling Parties, or any of them, shall submit this Stipulation together with its Exhibits to the Court and shall apply for entry of an order, substantially in the form of Exhibit B attached hereto, preliminarily approving the Settlement set forth in the Stipulation, and providing for notice of Current Kratos Stockholders of the hearing on this Settlement (the "Preliminary Approval Order"). Such order shall specifically include provisions that will:

          (a)   preliminarily approve this Stipulation and the Settlement set forth herein;

          (b)   approve the Summary Notice of Pendency and Settlement of Derivative Actions (the "Summary Notice"), substantially in the form of Exhibit B-1 attached hereto, for publication in a national financial newspaper, such as Investor's Business Daily, and a nationally recognized newswire, such as PR Newswire;

          (c)   approve the Notice of Pendency and Settlement of Derivative Actions (the "Notice"), substantially in the form of Exhibit B-2 attached hereto, for posting on the websites of Kratos and Robbins Umeda LLP, and for filing by Kratos with the SEC via a Form 8-K;

          (d)   find that the Notice and Summary Notice given pursuant to subparagraph (b) above constitutes the best notice practicable under the circumstances and is valid, due, and sufficient notice to all such Persons under California and/or Delaware law, the United States Constitution, and any other applicable law;

          (e)   schedule a hearing (the "Settlement Hearing") to be held by the Court to determine whether the proposed Settlement as contained in this Stipulation should be approved as fair, just, reasonable, and adequate and the Judgment approving the Settlement should be entered;

          (f)    provide that any objections by Current Kratos Stockholders to: (i) the proposed Settlement contained in this Stipulation, or (ii) the entry of the Judgment approving the Settlement shall be heard, and any papers submitted in support of said objections shall be received and considered by the Court at the hearing only if, on or before a date to specified in the Notice, Persons making objections file notice of their intention to appear and copies of any papers in support of their position with the Clerk of the Court and serve such notice and papers on counsel as identified in the Notice;

          (g)   provide that pending final determination of whether the Settlement contained in this Stipulation should be approved, neither Plaintiffs, nor any Kratos Stockholder, either directly, representatively, derivatively, or in any other capacity, shall commence or prosecute any action or proceeding in any court or tribunal asserting any of the claims released in this Stipulation against Settling Defendants;

          (h)   provide that the Settlement Hearing may, from time to time and without further notice to the Current Kratos Stockholders, be continued or adjourned by order of the Court;

          (i)    provide that Kratos shall be solely responsible for, and shall cause to be paid, the cost of printing and dissemination of the Notice.

        7.    Releases and Bar

        7.1   Upon the Effective Date, Plaintiffs, on behalf of themselves and, to the fullest extent permitted by law, on behalf of Kratos Stockholders, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged all Released

Claims (including Unknown Claims), and any and all claims relating to or arising out of or connected with the Settlement or resolution of the Derivative Actions, against Individual Defendant Releasees and Kratos Releasees, except for obligations imposed by the Stipulation in connection with the Settlement.

        7.2   Upon the Effective Date, Kratos and the Individual Defendants shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged Plaintiff Releasees from all claims (including Unknown Claims), arising out of, based upon or related to the institution, prosecution, assertion, settlement, or resolution of the Derivative Actions and/or the Released Claims, except for obligations imposed by the Stipulation in connection with the Settlement.

        7.3   Upon the Effective Date, each of the Individual Defendants shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged Kratos Releasees from all claims (including all Unknown Claims) arising out of, based upon or related to the institution, prosecution, assertion, settlement, or resolution of the Derivative Actions, except that the Individual Defendants, by virtue of this Stipulation, have not released, relinquished, or discharged Kratos Releasees from any rights, claims, or causes of action for indemnification, including, but not limited to, insurance indemnification, and/or advancement of attorneys' fees and expenses (or other defense costs), for any matter whatsoever, required or permitted to the fullest extent under Kratos' Certificate of Incorporation or Bylaws, California or Delaware law, or any indemnification or similar agreement between Kratos and any such Individual Defendants.

        7.4   Upon the Effective Date, Kratos shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged all Released Claims (including Unknown Claims), and any and all claims relating to or arising out of or connected with the Settlement or resolution of the Derivative Actions, against the Individual Defendant Releasees.

        7.5   Upon the Effective Date, each of the Individual Defendants shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged all Released Claims (including Unknown Claims), and any and all claims relating to or arising out of or connected with the Settlement or resolution of the Derivative Actions against the other Individual Defendant Releasees, except that Individual Defendants by virtue of this Stipulation have not released, relinquished, or discharged Kratos Releasees from any rights, claims, or causes of action for indemnification, including, but not limited to, insurance indemnification, and/or advancement of attorneys' fees and expenses (or other defense costs), for any matter whatsoever required or permitted to the fullest extent under Kratos' Certificate of Incorporation or Bylaws, California or Delaware law, or any indemnification or similar agreement between Kratos Releasees and any such Individual Defendants.

        7.6   Pending final determination of whether the Settlement should be approved, neither Plaintiffs, Kratos, nor any Kratos Stockholders shall commence, maintain, or prosecute against any of Settling Defendants, whether directly or derivatively on behalf of Kratos, any action or proceeding in any court or tribunal asserting any of the Released Claims, and all proceedings and further activity between the Settling Parties in the Derivative Actions, except for those activities and proceedings relating to the Stipulation and the Settlement, shall be stayed.

        8.    Effective Date and Conditions of Settlement

        8.1   The Effective Date shall be the first date by which all the following events and conditions shall have occurred or been met:

          (a)   execution of the Stipulation;

          (b)   entry of the Preliminary Approval Order;

          (c)   entry of the Judgment;

          (d)   payment of Plaintiffs' Counsel's attorneys' fees and reimbursement of expenses in accordance with ¶5.1;

          (e)   the Judgment has become Final; and

          (f)    dismissal of the State Action with prejudice in accordance with ¶8.4.

        8.2   If all of the conditions specified in ¶8.1 are not met, then this Stipulation shall be canceled and terminated, and the Fees and Expenses Payment (plus any interest that has accrued thereon) shall be returned subject to ¶5.2, unless Plaintiffs' Counsel, counsel for the Individual Defendants, and Kratos' Counsel mutually agree in writing to waive or modify any conditions that are not satisfied and otherwise agree to proceed with this Stipulation.

        8.3   In the event that the Stipulation or Settlement is not approved by the Court, the State Action is not dismissed with prejudice, or the Settlement set forth in the Stipulation is terminated for any reason, the Settling Parties shall be restored to their respective positions in the Derivative Actions as of January 5, 2010, and all negotiations, proceedings, documents prepared, and statements made in connection herewith shall be without prejudice to the Settling Parties, shall not be deemed or construed to be an admission by any Settling Party of any act, matter, or proposition and shall not be used in any manner or for any purpose in any subsequent proceeding in the Derivative Actions or in any other action or proceeding. In such event, the terms and provisions of the Stipulation, with the exception of ¶¶5.2, 6.1(i), 8.2-8.3, 10.1-10.16 herein, shall have no further force and effect with respect to the Settling Parties and shall not be used in the Derivative Actions or in any other proceeding for any purpose, and any Judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc.

        8.4   Within five business days from the date on which the Judgment becomes Final, Plaintiffs' Counsel, on behalf of State Plaintiffs, shall file a Stipulation of Dismissal with prejudice in the State Action, signed by all parties to the State Action, and request an order dismissing the State Action. Plaintiffs' Counsel, on behalf of State Plaintiffs, shall file and serve notice of any dismissal order within five business days of entry by the State Court.

        9.    Bankruptcy

        9.1   In the event that a case is commenced in respect to any Individual Defendant or Kratos under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver, or conservator is appointed under any similar law, the Settling Parties agree to use their reasonable best efforts to obtain all necessary orders, consents, releases, and approvals for effectuation of this Stipulation in a timely and expeditious manner. By way of example only, the Settling Parties agree to cooperate in making applications and motions to the bankruptcy court for relief from any stay, approval of the settlement, authority to release funds, authority for Kratos' insurer to disburse insurance proceeds consistent with this Stipulation, authority to release claims and indemnify officers and directors, and authority for the Court to enter all necessary orders and judgments, and any other actions reasonably necessary to effectuate the terms of this Stipulation.

        9.2   In the event that a case is commenced in respect to any Individual Defendant or Kratos under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver, or conservator is appointed under any similar law, the Settling Parties agree that all dates and deadlines set forth herein will be extended for such periods of time as are necessary to obtain necessary orders, consents, releases, and approvals from the bankruptcy court for effectuation of this Stipulation.

        10.    Miscellaneous Provisions

        10.1 The Settling Parties (a) acknowledge that it is their intent to consummate this Settlement; and (b) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their reasonable best efforts to accomplish the foregoing terms and conditions of the Stipulation.

        10.2 Except as to any existing obligation of Kratos to the Individual Defendants, the Settling Parties intend this Settlement to be a final and complete resolution of all disputes between them with respect to the claims made in the Derivative Actions.

        10.3 Neither this Stipulation nor the Settlement contained herein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any claims released therein or by virtue of the releases attached thereto, including any of the Released Claims; or (b) may be deemed to be or may be used as an admission or evidence of any fault, wrongdoing, omission, or liability of any of the Settling Defendants, in any civil, criminal, or administrative proceeding in any court, administrative agency or other tribunal. Settling Defendants may file the Stipulation, the Judgment, and/or any document executed pursuant to or in furtherance of the Stipulation, in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, judgment bar reduction, or any theory of claim preclusion or issue preclusion or similar defense or counterclaim. The Individual Defendants have denied and continue to deny each and all of the claims alleged or threatened or suggested against them in or relating to the Derivative Actions. While Individual Defendants deny that the claims advanced in the Derivative Actions were meritorious, Individual Defendants agree and the Judgment in the Federal Action will state, that the Derivative Actions were filed in good faith and in accordance with the applicable California and/or Delaware law and the Federal Rules of Civil Procedure, including Rule 11 of the Federal Rules of Civil Procedure, and are being settled voluntarily after consultation with competent legal counsel.

        10.4 In the event that any part of the Settlement is found to be unlawful, void, unconscionable, or against public policy by a court of competent jurisdiction, the Settling Parties agree that the remaining terms and conditions of the Settlement shall remain intact. Further, the waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

        10.5 The Settling Parties, and each of them, agree, to the extent permitted by law, that all agreements made and orders entered during the course of the Derivative Actions relating to the confidentiality of information shall survive this Stipulation.

        10.6 All confidential discovery materials produced during the Derivative Actions shall, within thirty days after the Effective Date, be destroyed by the party obtaining the materials, provided, however, that counsel's work product need not be destroyed. A letter certifying compliance with this provision shall be provided to counsel for the producing party.

        10.7 The Exhibits attached hereto are material and integral parts hereof and are hereby incorporated by reference as though fully set forth herein.

        10.8 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their successors-in-interest.

        10.9 Each counsel or other person executing the Stipulation or its Exhibits on behalf of any Settling Party hereto warrants that such person has the full authority to do so and are expressly authorized by their client(s) to take all appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of their client(s) that they deem appropriate.

        10.10  Except as provided herein, the Stipulation and the Exhibits attached hereto constitute the entire agreement among the Settling Parties, and no representations, warranties or inducements have been made to any Settling Party concerning the Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents.

        10.11  The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

        10.12  The Court shall retain jurisdiction with respect to implementation and enforcement of the Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement.

        10.13  The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Counsel for the Settling Parties to the Stipulation shall exchange among themselves signed counterparts, and a complete set of original executed counterparts shall be filed with the Court.

        10.14  The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Settling Parties hereto. Plaintiffs and Plaintiffs' Counsel represent and warrant that none of the claims or causes of action asserted by them, or that could have been asserted by them, in the Derivative Actions have been assigned, encumbered, or in any manner transferred, in whole or in part.

        10.15  The Stipulation and the Exhibits thereto shall be considered to have been negotiated, executed, and delivered, and to be wholly performed, in the State of California, and the rights and obligations of the parties to the Stipulation, and the construction, interpretation, operation, effect, and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the internal laws of the State of California without regard to conflict of law principles.

        10.16  This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm's-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Stipulation.

        IN WITNESS WHEREOF, the Settling Parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys.

Dated: January 5, 2010	MORRISON & FOERSTER LLP
	By:	/s/ Sean T. Prosser

MORRISON & FOERSTER LLP
SEAN T. PROSSER (CA SBN 163903)
TYSON E. MARSHALL (CA SBN 222488)
12531 High Bluff Drive, Suite 100
San Diego, California 92130-2040
Telephone: (858) 720-5100
Facsimile: (858) 720-5125
sprosser@mofo.com

Attorneys for Nominal Defendant WIRELESS FACILITIES, INC.; Individual Defendants THOMAS A. MUNRO, DANIEL STOKELY, ERIC DEMARCO, DAVID A. GARRISON, FRANKIE FARJOOD, DAVID LEE, WILLIAM A. OWENS, BANDEL CARANO, JAMES R. EDWARDS, SCOTT FOX, DEANNA H. LUND, ANDREW M. LEITCH, LAURA SIEGAL, NAOMI D. WHITACRE, GEORGE WOZENCRAFT, and WILLIAM MAZILLY; and Specially Appearing Defendants FARZAD GHASSEMI, GREGORY JACOBSEN, SCOTT I. ANDERSON, SCOT JARVIS, and WILLIAM HOGLUND
Dated: January 5, 2010	ALLEN MATKINS LECK GAMBLE MALLORY & NATSIS LLP
	By:	/s/ Keith P. Bishop

ALLEN MATKINS LECK GAMBLE MALLORY & NATSIS LLP
KEITH P. BISHOP
LAWRENCE D. LEWIS
1900 Main Street, 5th Floor
Irvine, CA 92614
Telephone: (949) 553-1313
Facsimile: (949) 553-8354
Email: kbishop@allenmatkins.com
Attorneys for Individual Defendant William Bradford Weller

Dated: January 5, 2010	HOWREY LLP
	By:	/s/ Robert E. Gooding, Jr.
HOWREY LLP ROBERT E. GOODING, JR. ROMAN E. DARMER NATHAN C. KLEIN 4 Park Plaza, Suite 1700 Irvine, CA 92614 Telephone: (949) 721-6900 Facsimile: (949) 721-6910 Email: goodingr@howrey.com
Attorneys for Defendants Masood Tayebi and Massih Tayebi
Dated: January 5, 2010	ORRICK, HERRINGTON & SUTCLIFFE LLP
	By:	/s/ James N. Kramer

ORRICK, HERRINGTON & SUTCLIFFE LLP
JAMES N. KRAMER
SHIRLEY CHANG
The Orrick Building
405 Howard Street
San Francisco, CA 94105
Telephone: (415) 773-5700
Facsimile: (415) 773-5759
Email: jkramer@orrick.com
Attorneys for Defendant Terry Ashwill

Dated: January 5, 2010	ROBBINS UMEDA LLP
	By:	/s/ Brian J. Robbins
ROBBINS UMEDA LLP BRIAN J. ROBBINS KEVIN A. SEELY REBECCA A. PETERSON 600 B Street, Suite 1900 San Diego, CA 92101 Telephone: (619) 525-3990 Facsimile: (619) 525-3991 Email: brobbins@robbinsumeda.com
FARUQI & FARUQI, LLP NADEEM FARUQI DAVID H. LEVENTHAL 369 Lexington Avenue, 10th Floor New York, NY 10017-6531 Telephone: (212) 983-9330 Facsimile: (212) 983-9331 Email: dleventhal@faruqilaw.com
Co-Lead Counsel for Federal Plaintiffs and State Plaintiffs

 CERTIFICATE OF SERVICE

        I hereby certify that on January 8, 2010, the foregoing document was filed with the Clerk of the Court for the U.S. District Court, using the electronic case filing system of the court. The electronic case filing system sent a "Notice of Electronic Filing" to all attorneys of record who have consented in writing to accept this Notice as service of documents by electronic means. I hereby certify that I have served the foregoing document to all individuals who have not consented to electronic notification by mail, and to counsel not on the Court's list to receive e-mail notices, as indicated in the attached service list.

/s/ Brian J. Robbins BRIAN J. ROBBINS

QuickLinks

  Exhibit 10.6
CERTIFICATE OF SERVICE